QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.22

EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT dated effective as of the 31 day of January, 2002, between AmeriVision Communications, Inc., an Oklahoma corporation (the "Company"), and Al Jones (the "Executive").

        The Executive possesses considerable knowledge and expertise relating to the management of technology-oriented businesses, especially in the telecommunications field. The Company desires to avail itself of such knowledge and expertise by employing the Executive, and the Executive desires to accept such employment, on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

  1.
  Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth.

  2.
  Term. The employment of the Executive under this Agreement shall be for the period (the "Employment Period") commencing on January 31, 2002 (the "Commencement Date"), and ending on: (i) the second (2nd) anniversary of the Commencement Date (such second (2nd) anniversary being referenced in this Agreement as the "Scheduled Termination Date"), or (ii) such earlier date (the "Termination Date") on which the employment of the Executive shall terminate in accordance with the provisions of this Agreement.

  3.
  Duties. The Company shall initially employ the Executive as its Director of Public Relations reporting to the Chief Executive Officer (the "CEO"). During the Employment Period, the Executive shall use the Executive's best efforts to achieve those goals set forth on Schedule "A", attached to this Agreement and incorporated into this Agreement by reference, and shall perform well and faithfully such duties for, and render such services to, the Company in the conduct of the Company's businesses as are from time to time assigned to the Executive by the CEO and are consistent with such position.

  4.
  Time to be Devoted to Employment. Except for reasonable vacations and, subject to Section 8.1, absences due to temporary illness or incapacity, during the Employment Period the Executive shall devote substantially all of Executive's working time, attention and energies to the business of the Company; provided, however, the Executive may engage in any of the following activities (the "Stipulated Activities"): (i) with the approval of the CEO, serving as a director or member of any committee of any organization and (ii) delivering lectures, fulfilling speaking engagements and engaging in charitable and community activities to the extent and in the manner consistent with the Executive's engagement in such activities prior to the Commencement Date, so long as such activities are not, in the reasonable judgment of the CEO, inconsistent with any provision of this Agreement. During the Employment Period, the Executive shall not be engaged in any business activity (other than the Stipulated Activities) which, in the reasonable judgment of the CEO, conflicts with the Executive's duties under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

  5.
  Compensation.

            5.1  Base Salary. The Company shall pay to the Executive an annual base salary (the "Base Salary") during the Employment Period at a rate of $80,000.00 pen annum, payable in such installments (but not less often than monthly) as is generally the policy of the Company with respect to its other executives.

            5.2  Bonus. In addition to the Base Salary, the Executive may receive a bonus payment (the "Bonus) as determined by the CEO from time to time subject to Schedule "A" attached hereto and the provisions of Section 12 of this Agreement.

            5.3.  Insurance. The Company may, at its sole option and expense, maintain life insurance policies (collectively, the "Insurance Policies") covering the Executive in such amounts as the Company shall determine in the event of the death of the Executive. The Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company's obtaining and maintaining of the Insurance Policies.

  6.
  Expenses. The Company shall reimburse the Executive, in accordance with the practice from time to time for other executives of the Company, for all reasonable and necessary travel expenses and other disbursements incurred by the Executive for or on behalf of the Company in the performance of duties under this Agreement.

  7.
  Benefits. During the Employment Period, the Executive shall be entitled to all benefits as are made generally available from time to time to other executives of the Company, including, but not limited to, life insurance, health insurance and any other insurance benefits as are provided to its executives generally.

  8.
  Involuntary Termination.

            8.1  Disability. If the Executive is incapacitated or disabled by accident, sickness or otherwise so as to render the Executive mentally or physically incapable of performing the services required to be performed by the Executive under this Agreement for a period of one hundred eighty (180) consecutive days or longer or for an aggregate of one hundred eighty (180) days during any twelve-month period (such condition being hereinafter referred to as a "Disability"), the Company may, at that time or within any reasonable time (not less than thirty (30) days) thereafter, at its option, terminate the employment of the Executive under this Agreement immediately upon giving the Executive written notice to that effect (such termination, as well as a termination under Section 8.2, being referenced in this Agreement as an "Involuntary Termination".

            8.2  Death. If the Executive dies during the Employment Period, the Employment Period shall be deemed to have terminated as of the date of the Executive's death.

  9.
  Termination for Cause. The Company may terminate the employment of the Executive under this Agreement at any time for cause (as hereinafter defined) (such termination being referenced in this Agreement as a "Termination for Cause") by giving the Executive written notice of such termination, such termination to take effect immediately upon the giving of such notice to the Executive; provided, however, that prior to the giving of such notice: (i) the CEO shall have given the Executive prior written notice of the meeting with he CEO at which such termination is to be considered, specifying in detail the nature of the alleged cause, and (ii) the Executive shall have been given an opportunity to be heard at such meeting. As used in this Agreement, the term "cause" shall mean:

    (A) the Executive's knowing and willful misconduct with respect to the business and affairs of the Company, including a material violation by the Executive of any policy of the Company relating to ethical business conduct or practices or fiduciary duties of an executive of the Company, (B)the Executive's knowing and willful neglect of duties or knowing failure to act (where action would reasonably be required and where such failure to act is not the result of the reasonable and prudent exercise of business judgment by the Executive) which materially adversely affects the business and affairs of the Company, (C) the breach by the Executive of any of the provisions of this Agreement, which breach (if it, in the reasonable judgment of the CEO, can be cured) has not been cured by the Executive within a reasonable time specified by the CEO in a notice to the Executive or (D) the conviction of the Executive of a felony or the commission by the Executive of an act involving moral turpitude or fraud. In no event shall cause include, nor shall Executive be terminated pursuant to this Section 9 for, failure to meet the goals described in Section 3 and set forth in Schedule "A".

  10.
  Termination without Cause. The Company may terminate the employment of the Executive under this Agreement on ninety (90) days written notice to the Executive without cause (such termination being referenced in this Agreement as a "Termination without Cause").

  11.
  Voluntary Termination. The Executive may terminate the employment of the Executive under this Agreement on one hundred twenty (120) days prior written notice to the Company (such termination being referenced in this Agreement as a "Voluntary Termination"). Upon the giving of such notice of Voluntary Termination, the Company, in its sole discretion may accelerate the Termination Date to any day between and including the day such notice is given and one hundred twenty (120) days.

  12.
  Effect of Termination.

            12.1 Payments to Termination Date. Except as provided in Section12.2,upon the termination of the Executive's employment under this Agreement for any reason whatsoever, neither the Executive nor Executive's beneficiaries or estate shall have any further rights or claims against the Company under this Agreement except to receive: (i) the unpaid portion, if any, of the Base Salary pursuant to Section 5.1 computed on a pro rata basis to the Termination Date (based on the actual number of days elapsed over a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as applicable), (ii) reimbursement for any expenses for which the Executive shall not have been reimbursed as provided in Section 6 and (iii) any unpaid accrued benefits of the Executive pursuant to Section 7.

            12.2 Other Payments. In the event of termination of the Executive's employment under this Agreement as a result of the death of the Executive, the estate of the Executive shall continue to receive the Base Salary pursuant to Section 5.1 through the date which is three (3) months following the Termination Date. In the event of a Termination without Cause of the Executive's employment under this Agreement, the Executive shall continue to receive the Base Salary pursuant to Section 5.1 through the date which is three (3) months following the Termination Date. In the event of the Voluntary Termination of the Executive's employment under this Agreement, the Executive shall continue to receive the Base Salary pursuant to Section 5.1 through the date which is four (4) months following the giving of the Notice of Voluntary Termination (less Base Salary paid under Section 12.1) notwithstanding the Company may have accelerated the Termination Date for Voluntary Termination under Section 11.

  13.
  Disclosure of Information.

            13.1 Confidential Information. The Executive recognizes and acknowledges that the trade secrets, proprietary information and other information and processes of the Company, as they may exist from time to time, are valuable, special and unique assets of the Company, the access to and knowledge of which are essential to the Executive's performance of Executive's duties under this Agreement. The Executive will not, at any time prior to or after the expiration of the Stipulated Period (as defined in Section 15.1), in whole or in part, disclose such secrets, information or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (whether or not for profit and whether or not in connection with any business, educational, lecturing, publishing or other activities undertaken by the Executive), nor shall the Executive make use of any such secrets, information or processes for Executive's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company) under any circumstances, at any time prior to or after the expiration of the Stipulated Period, except as required by law, as authorized in writing by order of the CEO or as necessary in the ordinary course of the Executive's performance of Executive's duties under this Agreement.

            13.2 Delivery. Upon the termination of the Employment Period for any reason, or upon the demand by the Company at any time, the Executive shall deliver to the Company all memoranda, books, papers, letters, formulae and other data, and all copies thereof and therefrom, which: (i) in any way relate to the business of the Company as conducted or as planned to be conducted on the date of such termination (the "Business") and were made by the Executive or otherwise came into Executive's possession or under Executive's control at any time period to the expiration of the Stipulated Period, or (ii) relate to any work, inventions, ideas, disclosures and improvements subject to Section 14.1.

            13.3 Other Restrictions. Nothing in this Section 13 shall abrogate or reduce any other restrictions on the Executive under applicable law.

  14.
  Transfer and Assignment of Work.

            14.1 Intellectual Property. Subject to the last sentence of this Section14.1, the Executive hereby transfers and assigns to the Company, or to any other person or entity designated by the CEO, the entire right, title and interest of the Executive in and to all work, inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made, conceived, reduced to practice or learned by the Executive, solely or jointly, or in whole or in part, at any time on or prior to the date of termination of the Employment Period, which in any way relate or pertain to the Business (the "Work"). The Executive shall promptly communicate and disclose to the Company, and shall maintain corporate notebooks containing, all information, details and data pertaining to the Work. The Executive shall, at any time (including any time after the termination of the Employment Period), execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required to the Executive to perfect the Company's rights under this Agreement and to permit the Company or any person or entity so designated by the CEO to file and prosecute patent applications and, as to copyrightable material, to obtain copyrights thereon. The Executive shall deliver the aforementioned corporate notebooks to the Company promptly upon the termination of the Employment Period for any reason (and promptly upon any creation of or supplement to such corporate notebooks thereafter) or upon the demand by the Company at any time, Any Work, of the Executive within one (1) year following the termination of the Employment Period shall be deemed to fall within the provisions of this Section 14.1 unless proved by the Executive to have been first conceived and made following such termination.

            14.2 Other Restrictions. Nothing in this Section 14 shall abrogate or reduce any other restrictions on the Executive under applicable law.

  15.
  Nonsolictatiou Covenant with Respect to the Business.

            15.1 Nonsolicitation. The Executive shall not, at any time prior to the termination of the Employment Period or during the two-(2)-year period ending on the second (2) anniversary of the Termination Date or Scheduled Termination Date (as the case may be) (such two-(2)-year period being referenced in this Agreement as the "Stipulated Period"): (i) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any third party, including, but not limited to, any client, user of Company services, customer, licensee, supplier, vendor, contractor, consultant, advisor, director or employee of the Company. The Executive shall be deemed to have violated the provisions of the foregoing sentence if Executive shall: (A) solicit, hire or otherwise retain the services of any person who shall have been an employee of the Company within the immediately preceding twelve-(12)-month period or (B) be an employee, officer or director of, consultant to or owner of an equity interest in any person or entity engaged or intending to engage in any activity which would violate the provisions of the foregoing sentence if engaged by the Executive.

            15.2 Duty to Inform. During the Employment Period and the Stipulated Period, the Executive shall inform all Designated Persons (as defined below) of the existence of this Agreement and the relevant terms of this Agreement (including, without limitation, Sections 13, 14 and 15). As used in this Agreement, the terms "Designated Person" shall mean any person or entity proposing to hire or retain the Executive as an employee, officers, manager, director, contractor, consultant or advisor.

  16.
  Acknowledgements by the Executive. The Executive understands that the restrictions contained in Sections 13, 14 and 15 may limit Executive's ability to earn a livelihood in a competing business, but the Executive nevertheless believes that Executive has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided under this Agreement to clearly justify such restrictions which, in any event (given Executive's education, skills and ability), the Executive does not believe would prevent Executive from earning a living.

  17.
  Enforcement: Severability; Etc. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of such Agreement shall be adjudicated to be invalid or unenforceable, such provisions shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

  18.
  Remedies. The Executive acknowledges and understands that the provisions of Sections 13, 14 and 15 of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated in damages by an action at law and that the breach or threatened breach of these provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by the Executive of these provisions of this Agreement, the Company shall be entitled to an injunction restraining Executive from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from or limiting the Company in pursing any other remedies available for any breach or threatened breach of this Agreement. All remedies available to Company are cumulative and not alternative.

  19.
  Notices. All notices, claims, certificates, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, delivered and received if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

            (a)  If to the Executive, at Executive's last address appearing in the records of the Company; and

            (b)  If to the Company, at:

        AmeriVision Communications, Inc.
        5900 Mosteller Drive
        Suite 1600
        Oklahoma City, Oklahoma 73112;

    or such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance with this Agreement. Any such notice or communication shall be deemed to have been delivered and received: (i) in the case of personal deliver, on the date of such deliver, (ii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (iii) in the case of telecopy transmission, when received, and (iv) in the case of mailing, on the fifth (5th) business day following the day on which such communication is posted.

  20.
  Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Oklahoma, applicable to agreements made and to be performed wholly therein.

  21.
  Waiver of Breach. The waiver by any party of a breach of any provision of this Agreement by any other party must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach by such other party.

  22.
  Entire A2reement: Amendments. This Agreement (together with the other writings referenced in this Agreement) contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings between the parties with respect thereto. This Agreement may be amended or any of its terms waived only by an agreement m writing signed by the parties.

  23.
  Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  24.
  Assignment. This Agreement is personal in its nature, and no party shall, without the consent of the other party to this Agreement, assign or transfer this Agreement or any rights or obligations under this Agreement; provided, however, that the provisions of this Agreement shall inure to the benefit of, and be binding upon, the respective heirs, legal representatives and successors of the parties including, with respect to the Company, successors by merger, consolidation, transfer of all or substantially all of the assets of the Company or otherwise.

  25.
  Attorney's Fees. In the event this Agreement becomes the subject of litigations between the parties, the prevailing party shall be entitled to recover such party's reasonable attorney's fees and all costs of such action.

  26.
  Survival. The terms of Sections 12, 14, 15, 16, 17, 18, 19, 20, 21, 22, 24, 25 and 26 shall survive termination of this Agreement.

  27.
  Time. Time is of the essence of this Agreement.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

AmeriVision Communications, Inc.
By:	/s/ KENNETH R. KOLEK
Name: Kenneth R. Kolek Title: Chairman and CEO

Schedule "A"
Goals To Employment Agreement of Al Jones

        Gross Bonus Pool Available: 25% of gross salary ($20,000) subject to overall Company profitability

Goal	Measurement Due Date	Bonus Value
Establish and maintain an open and positive communication with all shareholders giving accurate and timely information:		30%
Issue monthly shareholder newsletter in order to keep shareholders informed	M—06/30/02 M—09/30/02 D—12/31/02
Develop shareholder web page by partnering with Marketing Department	M—06/30/02 M—08/30/02 D—12/31/02
Develop and maintain shareholder relationships through one on one communications	M—06/30/02 M—09/30/02 D—12/31/0
Resolve any and all issues quickly and professionally to either the customers satisfaction or a mutually agreed upon solution:		25%
Maintain log of calls and issues with comments, complaints and resolutions. Partner with Kelly Franks and Jerry McNeil as necessary to accomplish this goal.	M—06/30/02 M—9/30/02 D—12/31/02
To partner with Human Resources and the Corporate Chaplain portraying a positive and caring leadership role with all employees.		20%
Establish company store for employees to purchase shirts, hats, pens, pads, etc.	M—06/30/02 M—09/30/02
Create a company newsletter, detailing employee profiles, birthdays, anniversaries and special events	M—06/30/02
Participate in two training events that will enhance skills and increase knowledge in Public Relations and SEC regulations.
Host one annual department employee event.		10%
Two written reports to CEO describing knowledge gained in these activities and how it will be used	M—06/30/02 M—09/30/02 D—12/31/02

QuickLinks

EMPLOYMENT AGREEMENT